EXHIBIT 99.1

NEWS RELEASE

PCD Announces Completion of Sale of Assets of Industrial/Avionics Division to Amphenol

Peabody, MA, May 2, 2003 - PCD Inc. (OTC Bulletin Board: PCDIQ), a manufacturer of electronic connectors, today announced that Amphenol Corporation has completed the acquisition of substantially all of the assets and operations of PCD's Industrial/Avionics Division, headquartered in Peabody, MA, for approximately $14 million in cash, plus certain assumed liabilities, subject to further adjustments after the closing of the acquisition under the agreement between the companies. In addition, Amphenol will assume certain of PCD's long-term contracts. Amphenol is one of the world's largest interconnect suppliers, with over $1 billion in sales and 11,000 employees located in its global facilities.

The Division, which continues to operate from its Peabody location, and remains focused on avionic and industrial control interconnects and terminal blocks, is now a subsidiary of Amphenol, and has been renamed Amphenol PCD, Inc. Amphenol emphasized that all of the Division's operations are conducting business as usual, and the Division will continue to accept customer orders and service its customers with existing facilities and personnel.

Following the closing of the transaction, and as part of the Chapter 11 process, PCD will continue to finalize its distributions to creditors.

As announced on March 21, 2003, to facilitate the sales of PCD's two business divisions: the Industrial/Avionics Division, headquartered in Peabody, MA, and Wells-CTI Division, headquartered in Phoenix, AZ, PCD Inc. and its domestic subsidiary, Wells-CTI, Inc., filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code. The Company's Japanese subsidiary, Wells-CTI KK, was not included in the bankruptcy filings, although its shares will be included in the sale of Wells-CTI. The U.S. Bankruptcy Court for the District of Massachusetts approved the sale of the Industrial/Avionics Division to Amphenol on May 1, 2003.

THIS RELEASE CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 WITH RESPECT TO THE PROPOSED TRANSACTIONS BY PCD INC. FOR EACH OF THESE STATEMENTS, PCD INC. CLAIMS THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INCLUDE STATEMENTS REGARDING ONGOING OPERATIONS AND THE ANTICIPATED CLOSING OF THE TRANSACTIONS. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL OR CURRENT FACTS REGARDING FUTURE PLANS, EVENTS AND PROSPECTS ARE FORWARD-LOOKING STATEMENTS. THE STATEMENTS ARE SUBJECT TO SIGNIFICANT RISKS, CONTINGENCIES AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO: DELAYS IN COMPLETING THE ANTICIPATED TRANSACTIONS, CHANGES IN GENERAL ECONOMIC CONDITIONS, and the like. The Company's most recent filings with the Securities and Exchange Commission, including Form 10-K, contain additional information concerning many of these risk factors, and copies of these filings are available from the Company upon request and without charge.

PCD INC. DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS, ANY OBLIGATION TO RELEASE PUBLICLY THE RESULT OF ANY REVISIONS THAT MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.

Contacts:

John L. Dwight, Jr. John J. Sheehan III
Chief Executive Officer Chief Financial Officer
PCD Inc. PCD Inc.
(978) 532-8800 (978) 532-8800